Exhibit 99.1

NORTHROP GRUMMAN CORPORATION 1840 Century Park East Los Angeles, California 90067-2199 Telephone 310-553-6262

January 14, 2005

Mr. Charles Noski

Dear Chuck:

Discussions have occurred between us regarding your potential resignation as a Corporate Vice President and the Chief Financial Officer of Northrop Grumman Corporation (“Northrop Grumman”). This letter constitutes my understanding of the terms that would govern your resignation. As we have discussed, your decision to resign and this agreement have been approved by the Compensation and Management Development Committee (the “Committee”). Northrop Grumman regretfully accepts your resignation with sincere appreciation for the outstanding job you have done as both Chief Financial Officer and as a member of the Board of Directors.

The terms and conditions of your resignation are set forth below:

1. As Chief Financial Officer you will continue to oversee the preparation and filing of the Form 10-K for the year ended December 31, 2004 on behalf of Northrop Grumman and will sign the Form 10-K as the Chief Financial Officer. Your employment shall continue through the electronic acceptance of the Form 10-K by the SEC. Your resignation as an officer and employee of Northrop Grumman will be effective the day after the acceptance of the Form 10-K by the SEC. Northrop Grumman waives the notice requirement in §13 of your Employment Agreement with respect to your resignation.

2. We have agreed that you will not stand for reelection as a director when your term expires this year since you would not be an independent director.

3. Your resignation constitutes a termination under §13 of the Employment Agreement and, accordingly, Northrop Grumman’s obligations under the Employment Agreement are as set forth therein, including the payment of your Accrued Obligations (as defined in §10C of the Employment Agreement). Section 10C(x) entitles you to a bonus under the Incentive Compensation Plan for calendar year 2004, and the Committee has accepted and approved my recommendation to it that such bonus be calculated by using an Individual Performance Factor that reflects my evaluation of your performance during 2004, which factor will be, of course, no less than 1.0, and that you have a UPF applied consistent with that which is applied for other members of the Corporate Policy Council.

4. Pursuant to the terms of the grant certificate for your 2003 stock option award, you are vested in 22,500 options. Your time for exercising these options would otherwise expire on the 90th day after your resignation. Northrop Grumman agrees to extend your time for exercise of these options until the date that is 90 days after the date on which you are notified that the company has filed its Form 10-Q for the quarter ending June 30, 2005.

5. You shall receive a prorated 2005 bonus under the Incentive Compensation Plan, payable in 2006 at the same time as other executives are paid bonuses under the Incentive Compensation Plan. The prorated bonus shall be determined by dividing the number of days you are employed by Northrop Grumman during 2005 by 365. For the purpose of computing this bonus, your Individual Performance Factor will be 1.0 and your UPF shall be consistent with that for members of the Corporate Policy Council.

6. Your Employment Agreement shall terminate upon your resignation, except for certain terms that continue past termination as set forth in §26.

Please acknowledge that this agreement correctly sets forth the terms of your decision to resign by signing this letter and returning one copy to me. Thank you for your many contributions to Northrop Grumman both as our Chief Financial Officer and as a Director.

Very truly yours,

/s/ Ronald D. Sugar
Ronald D. Sugar
Chairman, Chief Executive Officer and President

I agree to the terms outlined in this letter

/s/ Charles H. Noski
Charles H. Noski